Exhibit 99.2

DANIEL E. BERCE NAMED CEO OF AMERICREDIT

FORT WORTH, TEXAS August 8, 2005 – AmeriCredit Corp. (NYSE: ACF) has announced that Daniel E. Berce has been named the Company’s Chief Executive Officer. Mr. Berce, who has served as AmeriCredit’s President since 2003, will now serve as President and CEO. He previously served as the Company’s Chief Financial Officer from 1990 to 2003.

Mr. Berce succeeds Clifton H. Morris, Jr., who retains his position as Chairman of the Board of Directors – a position he has held since the Company was founded. Mr. Morris served as CEO of AmeriCredit and its predecessor company from 1988 to 2000. He left the chief executive’s position in 2000 and returned as CEO in 2003 during a company restructuring.

The Company also announced that Mr. B.J. McCombs will not seek re-nomination as a director this fall. Upon the expiration of Mr. McCombs’ term as a director, AmeriCredit’s board will be comprised of five outside directors and two management directors.

AmeriCredit Corp. is a leading independent auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has approximately one million customers and $11 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

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Investor Relations		Media Relations
Caitlin DeYoung	Jason Landkamer	John Hoffmann
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